SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                                    SCHEDULE TO
                                  (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No.           )*

                            Harcourt General, Inc.
_____________________________________________________________________________
                       (Name of Subject Company (Issuer)

                              Reed Elsevier Inc.
                              REH Mergersub Inc.
_____________________________________________________________________________
            (Names of Filing Persons (Identifying Status as Offerer,
                           Issuer or Other Person))

                    Common Stock, par value $1.00 per share
                     Series A Cumulative Convertible Stock
_____________________________________________________________________________
                        (Title of Class of Securities)

                                  369352 109
                                 4116 3G-20-0
_____________________________________________________________________________
                     (CUSIP Number of Class of Securities)

                             Eric P. Geller, Esq.
                            Harcourt General, Inc.
                              27 Boylston Street
                      Chestnut Hill, Massachusetts 02467
                                (617) 232-8200
_____________________________________________________________________________
                (Name, Address and Telephone Numbers of Person
 Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                   Copy to:
                             John G. Finley, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                         New York, New York 10017-3954
                                (212) 455-2000

                           CALCULATION OF FILING FEE
_____________________________________________________________________________
             Transaction
              Valuation                           Amount of Filing Fee
            Not Applicable                           Not Applicable
_____________________________________________________________________________
/_/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: ______________    Filing Party: __________________
    Form of Registration No.: ____________    Date Filed: ____________________

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
/_/  third-party tender offer subject to Rule 14d-1.
/_/  issuer tender offer subject to Rule 13e-4.
/_/  going-private transaction subject to Rule 13e-3.
/_/  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: /_/


































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